As filed with the Securities and Exchange Commission on November 18, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART SAND, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-2809926
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24 Waterway Avenue, Suite 350

The Woodlands, Texas 77380

(Address of Principal Executive Offices) (Zip Code)

Smart Sand, Inc. 2016 Omnibus Incentive Plan

(Full title of the plan)

Charles E. Young

Chief Executive Officer

24 Waterway Avenue, Suite 350

The Woodlands, Texas 77380

(281) 231-2660

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:

Vincent A. Vietti

Fox Rothschild LLP

997 Lenox Drive, Building 3

Lawrenceville, NJ 08648

(609) 896-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share	4,261,623(2)	$11.17(3)	$47,602,329	$5,517.11

(1)	The number of shares of common stock, par value $.001 per share, of Smart Sand. Inc. (“Common Stock”), consists of the aggregate number of shares which may be issued under the Smart Sand, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”), including shares of Common Stock subject to outstanding awards under the Smart Sand, Inc. 2012 Equity Incentive Plan (the “2012 Plan”) as of November 2, 2016, which may become available for issuance under the 2016 Plan in the event that such outstanding awards under the 2012 Plan are terminated, expire or lapse for any reason. The maximum number of shares of Common Stock that may be issued under the 2016 Plan is subject to adjustment in accordance with certain provisions of the 2016 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split, stock dividend or other similar transaction while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of Common Stock.
(2)	Consists of (i) 3,911,456 shares of Common Stock available for future issuance under the 2016 Plan and (ii) 350,167 shares of Common Stock subject to outstanding awards under the 2012 Plan as of November 2, 2016, which may become available for future issuance under the 2016 Plan in the event that such outstanding awards under the 2012 Plan are terminated, expire or lapse for any reason.
(3)	Estimated solely in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Common Stock as reported on NASDAQ on November 14, 2016.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plan are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The rules of the Commission allow Smart Sand, Inc. (the “Registrant”) to incorporate by reference information into this Registration Statement. This means that the Registrant may disclose important information to you by referring you to another document.

The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s prospectus filed with the Commission on November 7, 2016 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-213692), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on November 9, 2016;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on November 15, 2016;

(d)	The Registrant’s Amendment No. 1 to Current Report on Form 8-K filed with the Commission on November 17, 2016; and

(e)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37936) filed with the Commission on October 28, 2016 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed with the Commission by the Registrant (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Keystone Cranberry, LLC is the beneficial owner of 7,603,925 shares of common stock of the Registrant. James D. Young, a partner in the law firm of Fox Rothschild LLP which has issued an opinion as to the validity of the shares of common stock being registered hereunder, owns 1% of Keystone Cranberry, LLC.

Item 6. Indemnification of Directors and Officers.

Our second amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our second amended and restated bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our second amended and restated certificate of incorporation also contains indemnification rights for our directors and our officers. Specifically, our second amended and restated certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

In addition, we have entered into indemnification agreements with each of our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our second amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our second amended and restated bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation of Smart Sand, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 15, 2016).

3.2	Second Amended and Restated Bylaws of Smart Sand, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 15, 2016).

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213692) filed with the SEC on October 18, 2016).

5.1	Opinion of Fox Rothschild LLP Regarding Legality (filed herewith).

23.1	Consent of Fox Rothschild LLP (included as part of Exhibit 5.1).

23.2	Consent of Grant Thornton LLP (filed herewith).

24.1	Power of Attorney (included on signature page hereof).

99.1	Smart Sand, Inc. 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 17, 2016).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 18, 2016.

SMART SAND, INC.
(Registrant)

By:	/s/ Charles E. Young
Charles E. Young
Chief Executive Officer

Each person whose signature appears below appoints Charles E. Young and Lee E. Beckelman, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles E. Young	Chief Executive Officer and Director	November 18, 2016
Charles E. Young	(Principal Executive Officer)

/s/ Lee E. Beckelman	Chief Financial Officer	November 18, 2016
Lee E. Beckelman	(Principal Financial Officer)

/s/ Susan Neumann	Vice President of Accounting, Controller and Secretary	November 18, 2016
Susan Neumann	(Principal Accounting Officer)

/s/ Jose E. Feliciano	Director (Co-Chairman of the Board)	November 18, 2016
José E. Feliciano

/s/ Colin Leonard	Director	November 18, 2016
Colin Leonard

Signature	Title	Date

/s/ Timothy J. Pawlenty	Director	November 18, 2016
Timothy J. Pawlenty

/s/ Andrew Speaker	Director (Co-Chairman of the Board)	November 18, 2016
Andrew Speaker

/s/ Tracy Robinson	Director	November 18, 2016
Tracy Robinson

/s/ Sharon Spurlin	Director	November 18, 2016
Sharon Spurlin

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Fox Rothschild LLP Regarding Legality.

23.1	Consent of Fox Rothschild LLP (included as part of Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included on signature page hereof).